Exhibit 5.1

February 16, 2005

LECG Corporation

2000 Powell Street
Emeryville, California  94608

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by LECG Corporation, a Delaware corporation (the “Company” or “you”), with the Securities and Exchange Commission on February 16, 2005, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 897,000 shares of the Company’s common stock (the “Shares”) reserved for issuance under options or stock purchase rights granted or to be granted pursuant to the Company’s 2003 Stock Option Plan (the “Option Plan”), (ii) $12,900,000 of general unsecured obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the Company’s Amended and Restated Deferred Compensation Plan (the “Deferred Plan”) and (iii) 53,000 shares of the Company’s common stock reserved for issuance to pay qualifying stock option gains in the future in accordance with the Company’s Deferred Plan (the “Deferred Shares”).  As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Option Plan and the proposed issuance of the Obligations and the Deferred Shares pursuant to the Deferred Plan.

It is our opinion that:

(a)           the Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Option Plan and pursuant to the agreements that accompany the Option Plan, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be legally and validly issued, fully-paid and non-assessable.

(b)           the Obligations to be issued by the Company pursuant to the Deferred Plan and in compliance with the applicable prospectus delivery requirements after the filing of the Registration Statement are binding obligations of the Company, and, when issued in accordance with the provisions of the Deferred Plan, will be legally and validly issued, fully-paid and non-assessable.

(c)           the Deferred Shares to be issued by the Company pursuant to the Deferred Plan and in compliance with the applicable prospectus delivery requirements after the filing of the Registration Statement, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI